Exhibit 99.1

iBio Reports Successful COVID-19 Vaccine Toxicology Study Results and Announces Next-Gen COVID-19 Vaccine Program

Bryan, TX / May 6, 2021 / (GLOBE NEWSWIRE) / iBio, Inc. (NYSEA:IBIO) (“iBio” or the “Company”), a biotech innovator and biologics contract manufacturing organization, today provided an update on its IBIO-201 program and reported on its progress in developing a second-generation subunit vaccine candidate, IBIO-202, being designed for the prevention of SARS-CoV-2 infection.

IBIO-201, the Company’s vaccine candidate combining antigens derived from the spike protein (“S protein”) fused with iBio’s patented LicKM™ booster molecule, recently completed IND-enabling toxicology studies. The studies identified no adverse effects at low or high doses.

“Combined with data from previous immune-response studies, these pathology results help demonstrate the potential value of LicKM as a useful tool in our vaccine development toolbox,” said Tom Isett, Chairman and CEO of iBio.

The Company also reported on development of IBIO-202, a subunit vaccine candidate that targets the nucleocapsid protein (“N protein”) of SARS-CoV-2. N proteins of many coronaviruses are highly immunogenic and are expressed abundantly during infection. In addition, the N protein is more highly conserved than the S protein, and therefore new viral variants may be less likely to escape vaccine protection.

"In light of the successful global roll-out of COVID-19 vaccines targeting the S protein and the emergence of variant strains of the disease, we decided to focus our efforts on the continued development of IBIO-202 as a differentiated vaccine candidate,” commented Mr. Isett. “The COVID-19 vaccine space remains highly competitive, with multiple approved vaccines in use in many countries. Nevertheless, various unmet needs remain, including: vaccines that provide broader protection against variants; the potential requirement for annual vaccine boosters; vaccines that do not require significant cold chain management; vaccines with alternative routes of administration; pan-coronavirus vaccines; and wider vaccine availability in developing countries," said Mr. Isett.

Using its plant-based FastPharming® System, iBio has successfully expressed N protein antigens and has initiated both intramuscular and intranasal preclinical studies to identify favorable antigen-adjuvant combinations. Results are expected in early Q1 FY2022. iBio recently filed four provisional patent applications with the U.S. Patent and Trademark Office in support of the IBIO-202 program.

“Immunization with more conserved sequences, such as the N protein, is expected to generate T-cells that could clear spike protein variant viruses in addition to the original virus,” said Martin Brenner, DVM. Ph.D., iBio’s CSO. “The N protein strategy of IBIO-202 is complementary to existing first-generation, S protein-directed vaccines and may be suitable as a more universal coronavirus vaccine.”

In parallel with the development of IBIO-202, the Company continues to evaluate the potential of a multi-subunit vaccine candidate to further increase vaccine protection from variants by targeting two or more important elements of the SARS-CoV-2 virus.

About iBio, Inc.

iBio is a global leader in plant-based biologics manufacturing. Its FastPharming® System combines vertical farming, automated hydroponics, and novel glycosylation technologies to rapidly deliver high-quality monoclonal antibodies, vaccines, bioinks and other proteins. iBio is developing proprietary products on the FastPharming Platform, which include biopharmaceuticals for the treatment of fibrotic and infectious diseases, amongst others. The Company’s subsidiary, iBio CDMO LLC, provides FastPharming Contract Development and Manufacturing Services, including Glycaneering™ Development Services for advanced recombinant protein design. For more information, visit www.ibioinc.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions and include statements regarding the potential of IBIO-202, the value of LicKMTM as a useful tool in the Company’s vaccine development toolbox, using the N protein to generate T-cells that could clear spike protein variant viruses in addition to the original virus, immunization with more conserved sequences, such as the N protein, protecting against a broader range of virus variants, the N protein strategy of IBIO-202 being suitable as a more universal coronavirus vaccine, new viral variants being less likely to escape vaccine protection with the N protein, and plans to develop one or more second-generation subunit vaccines to further increase vaccine protection from variants by targeting two or more important elements of the SARS-CoV-2 virus. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to successfully complete additional testing planned for IBIO-202 and develop one or more second-generation subunit vaccines, the N protein strategy of IBIO-202 being suitable as a more universal coronavirus vaccine and protecting against a broader range of virus variants, the Company’s ability to obtain regulatory approvals for commercialization of its product candidates, including its COVID-19 vaccines, or to comply with ongoing regulatory requirements, regulatory limitations relating to its ability to promote or commercialize the Company’s product candidates for specific indications, acceptance of the Company’s product candidates in the marketplace and the successful development, marketing or sale of the Company’s products, the Company’s ability to maintain its license agreements, the continued maintenance and growth of its intellectual property portfolio, the Company’s ability to establish and maintain collaborations, the Company’s ability to obtain or maintain the capital or grants necessary to fund its research and development activities, competition, the Company’s ability to retain its key employees or maintain its NYSE American listing, and the other risk factors discussed in the Company’s most recent Annual Report on Form 10-K and the Company’s subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Contact:

Stephen Kilmer

iBio, Inc.

Investor Relations

(646) 274-3580

skilmer@ibioinc.com